SETTLEMENT AGREEMENT

Parties:

Tara Minerals Corp. (the “Company”)

Lyons Gate Capital (the “Consultant”).

Effective Date:

May 1, 2009.

The parties agree as follows:

1.

The parties entered into a Consulting Agreement dated July 15, 2008.  Pursuant to Section 2 of the Consulting Agreement the Company agreed to pay the Consultant cash, warrants and contingent consideration for services provided by the Consultant.

2.

The parties agree that the Consulting Agreement terminated on September 12, 2008.

3.

The parties agree that the cash compensation referred to in Section 2(a) of the Consulting Agreement has not been paid and the Warrant referred to in Section 2(b) of the Consulting Agreement has not been issued.  In lieu of the cash compensation and Warrant referred to above, the Consultant agrees to accept 200,000 shares of the Company’s restricted common stock.

4.

Except for the obligation to issue the shares referred to above, each party releases the other from any and all claims, known or unknown, which each party may have against the other.

DATED:  May 1, 2009

TARA MINERALS CORP.

By:  /s/ Francis R. Biscan Jr.

        Francis R. Biscan, Jr., President

LIONS GATE CAPITAL

By:  /s/ Jim Braseth

        Jim Braseth, Authorized Officer